                                     COUPHAR LTD.
                                    BALYROBE LTD.
                                 879185 ONTARIO INC.
                                 568745 ONTARIO INC.
                             JAMES E. BRITTON (in trust)
                             PENFUND PARTNERS AND COMPANY
                                    BANTOR COMPANY
                                    W.J. HARRISON

                                       - and -

                             CASCADE (CANADA) HOLDINGS INC.

                                       - and -

                                 CASCADE CORPORATION





                               SHARE PURCHASE AGREEMENT

                                    March 11, 1997

    THIS SHARE PURCHASE AGREEMENT is made the 11th day of March, 1997

AMONG:

         COUPHAR LTD., a corporation governed by the laws of the Province of Ontario ("Couphar")

                                       - and -

         BALYROBE LTD., a corporation governed by the laws of the Province of Ontario ("Balyrobe")

                                       - and -

         879185 ONTARIO INC., a corporation governed by the laws of the Province of Ontario ("879")

                                       - and -

         568745 ONTARIO INC., a corporation governed by the laws of the Province of Ontario ("568")

                                       - and -

         JAMES E. BRITTON (in trust), an individual resident in the Province of Ontario ("Britton")

                                       - and -

         PENFUND PARTNERS AND COMPANY, LIMITED PARTNERSHIP a limited partnership formed under the laws of the Province of Quebec ("Penfund") by its general partner PENFUND PARTNERS INC.

                                       - and -

         BANTOR COMPANY, a partnership formed under the laws of the Province of Ontario ("Bantor")

                                       - and -

         W.J. HARRISON of the Township of Puslinch

                                       - and -

                   CASCADE (CANADA) HOLDINGS INC., a corporation governed by the laws of the Province of Ontario (the
         "Purchaser")

                                       - and -

                   CASCADE CORPORATION, a corporation governed by the laws of the State of Oregon ("Cascade")



RECITALS:

    Couphar, Balyrobe, 879, 568, Britton, Penfund and Bantor (collectively, the "Vendors") are the registered owners of all the issued and outstanding shares of Kenhar Corporation, a corporation governed by the laws of the Province of Ontario ("Kenhar" or the "Company").

    The Vendors have agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendors all of the issued and outstanding shares of Kenhar upon and subject to the terms and conditions of this Agreement.

NOW THEREFORE, the parties agree as follows:

                                       ARTICLE
                     DEFINITIONS AND PRINCIPLES OF INTERPRETATION

    Definitions - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

    "Accounts Payable" means all amounts due and owing by a Corporation to traders, suppliers and other Persons in the ordinary course of business;

    "Accounts Receivable" means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims recorded as receivable in the Books and Records and any other amount due to a Corporation including any refunds and rebates, and the benefit of all security (including cash deposits), guarantees and other collateral held by a Corporation;

    "Accrued Liabilities" means any and all accrued liabilities of a Corporation incurred in the ordinary course of business, including without limitation, accruals for vacation pay, customer rebates and allowances for product returns;

    "Affiliate" has the meaning ascribed thereto in the Business Corporations Act (Ontario), as amended from time to time;

    "Agreement" means this Share Purchase Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement and references to "Article" or "Section" mean and refer to the specified Article or Section of this Agreement;

    "Applicable Laws" means all applicable statutes, laws, by-laws, rules, decrees, regulations, orders, ordinances, policies, legally binding protocols, notices, directions and judgments or other requirements of any Governmental Authority in effect on or prior to the Closing Date;

    "arm's length" means arm's length as defined in the Tax Act;

    "Auditor" means KPMG Peat Marwick Thorne, Chartered Accountants and its predecessor firms;

    "Benefit Plans" means all plans, arrangements, agreements, programs, policies or practices, including Pension Plans and U.S. Plans, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, to which any of the Corporations is a party or bound by or in which their Employees participate or under which any of the Corporations have any liability or contingent liability, relating to any bonus, profit sharing, deferred compensation, incentive compensation, loans, savings, stock option, stock purchase, hospitalization, health, dental, welfare, disability, group insurance, supplementary unemployment insurance, vacation pay, severance pay, club memberships, company cars, company awards, education or other benefit plan with respect to any of their Employees or former Employees excluding statutory plans which any of the Corporations are required to comply with, including, without limitation, plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation;

    "Books and Records" means all books and records of a Corporation, including financial, corporate, operating and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, files, records, correspondence, and other data and information, financial or otherwise, including without limitation, all data and information stored on computer and computer-related media;

    "Business" means the business of developing, manufacturing, modifying, selling, distributing and servicing forks, basebands, fabricated wheels, carriage bars, carriage assemblies and parts for the preceding items;

    "Business Day" means a day, other than a Saturday or Sunday, on which the principal commercial banks located at Toronto, Ontario are open for business during normal banking hours;

    "Cascade" means Cascade Corporation, a corporation governed by the laws of the State of Oregon;

    "Claims" means any claim, demand, action, cause of action, damage, loss, costs, liability or expense, including, without limitation, reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

    "Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares under this Agreement;

    "Closing Date" means March 11, 1997 provided that, if Hart-Scott-Rodino Approval or the approval of The Toronto-Dominion Bank shall not have been obtained by such date, the Closing Date shall be the third Business Day following receipt of Hart-Scott-Rodino Approval and the approval of The Toronto-Dominion Bank provided such Business Day occurs on or before March 31, 1997, or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

    "Closing Time" or "Time of Closing" means 2 o'clock p.m. Eastern Standard Time on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

    "Company" or "Kenhar" means Kenhar Corporation, a corporation incorporated pursuant to the laws of the Province of Ontario;

    "Contaminant" has the meaning ascribed thereto in Section 4.20;

    "Contracts" means all contracts, licences, leases, agreements, commitments, entitlements and engagements of the Company and includes all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers' or suppliers' warranty, guarantee or commitment (express or implied);

    "control" has the meaning ascribed thereto in the Business Corporations Act (Ontario);

    "Corporations" means Kenhar and all the Subsidiaries of Kenhar, including the corporations listed in Column 1 of Schedule 4.1 hereto and "Corporation" means any of them;

    "Employees" means all individuals employed part-time or full-time by any of the Corporations, individuals working on contract with any of the Corporations or other individuals providing services to any of the Corporations of a kind normally provided by employees;

    "Employment Agreement" means an employment agreement to be entered into as of the Closing Date between W.J. Harrison, the Company and Cascade in the form of the agreement set out in Schedule 1.1.1;

    "Encumbrances" means any security interest, pledge, lien, charge, security agreement, lease, title retention agreement, mortgage, encumbrance, option or adverse claim, of any kind or character whatsoever;

    "Environment" has the meaning ascribed thereto in Section 4.20;

    "Environmental Approvals" has the meaning ascribed thereto in Section 4.20;

    "Environmental Laws" has the meaning ascribed thereto in Section 4.20;

    "Environmental Lien" has the meaning ascribed thereto in Section 4.20;

    "Escrow Agreement" has the meaning ascribed thereto in Section 3.4;

    "Equipment Contracts" means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements relating to equipment used by a Corporation;

    "Escrow Agent" means TD Trust Company or such other escrow agent acceptable to the Purchaser and the Vendors acting reasonably which shall be a Canadian chartered bank or trust company;

    "Exchange Agreement" means the exchange agreement to be entered into as of the Closing Date between Cascade and Couphar in the form of Schedule 1.1.2;

    "Exchangeable Shares" means the exchangeable preference shares in the capital of the Purchaser of which shall have the rights, privileges, restrictions and conditions set forth in Schedule 1.1.3;

    "Financial Statements" means the consolidated balance sheets of the Company as at April 30, in each of the years 1994 to 1996, inclusive, and the related consolidated statements of income, retained earnings and changes in financial position for the fiscal years then ended and the notes thereto showing all of the assets and liabilities of the Company, together with an unqualified opinion of the Auditor to the effect that the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the assets, liabilities and financial position of the Company at the respective dates of such statements;

    "Fixed Assets" means the fixed assets, machinery, equipment, fixtures, furniture, furnishings, vehicles, material handling equipment, implements, parts, tools, jigs, discs, molds, patterns and tooling, spare parts owned or used or held by a Corporation, including, without limitation, any which are in storage or in transit, and other tangible property and facilities used by a Corporation whether located in or on the premises of such Corporation or elsewhere as reflected on the Interim Balance Sheet and such other Fixed Assets which have been acquired or disposed of since October 31, 1996 and which are listed and described in Schedule 4.24;

    "Goodwill" means the goodwill of a Corporation, and information and documents relevant thereto including, without limitation, lists of customers and suppliers, credit information, research materials and research and development files;

    "Governmental Authorities" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

    "Governmental Authorization" means all authorizations, approvals, including Environmental Approvals, licences or permits issued to any Corporation by any Governmental Authorities;

    "Hart-Scott-Rodino Approval" means all requisite approvals or waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been obtained or satisfied or the waiting period shall have expired or terminated to permit the purchase of the Purchased Shares by the Purchaser under this Agreement;

    "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

    "Intellectual Property" means all patents, copyrights, registered and unregistered trade-marks, service marks, trade-names, logos, commercial symbols, industrial designs, (including applications for all of the foregoing and renewals, divisions, extensions and reissues, where applicable, relating thereto), inventions, licences, trade secrets, patterns, drawings, computer software, formulae, technical information, research data, concepts, methods, procedures, designs, know-how, and all other intellectual property owned by, licensed to or used by a Corporation;

    "Interim Balance Sheet" means the consolidated balance sheet of the Company as at October 31, 1996 and the notes thereto, forming part of the Interim Financial Statements;

    "Interim Financial Statements" means the unaudited consolidated financial statements of the Company for the 6 month fiscal period ended October 31, 1996, consisting of the consolidated balance sheet and the notes thereto and the related consolidated statements of income, retained earnings and changes in financial position, a copy of which are attached hereto as
    Schedule 4.9;

    "Inventories" means all inventories of every kind and nature and wheresoever situate owned by a Corporation including, without limitation, all inventories of raw materials, work-in-progress, finished goods, operating supplies and packaging materials;

    "Key Employees" means those Employees listed in Schedule 7.9;

    "Leased Premises" means the premises which are the subject of the Real Property Leases;

    "Material Contract" means any Contract involving aggregate payments to or by a Corporation in excess of $50,000, or any commitment to or by a Corporation that may reasonably extend beyond 1 year and which does not or cannot be terminated without penalty on less than 3 months notice or which is outside the ordinary course of business, not including intercompany transactions, contracts in respect of goods manufactured by or supplied to any Corporation and all services and employment agreements entered into in the ordinary course of business;

    "Non-Competition and Non-Solicitation Agreement" means a non-competition agreement to be entered into as of the Closing Date between W.J. Harrison, the Company, the Purchaser and Cascade in the form of Schedule 1.1.4;

    "Notice" shall have the meaning given in Section 11.3;

    "Parties" means the Vendors and the Purchaser collectively, and "Party" means any one of them;

    "Pension Plans" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, registered or non-registered, which any of the Corporations is a party to or is bound by or in which their Employees participate or under which any of the Corporations has any liability or contingent liability, relating to retirement savings or pensions, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, supplemental pension or retirement plan, and where applicable U.S. Plans which are "employee pension benefit" plans as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended excluding statutory plans which any of the Corporations are required to comply with under the laws of any other jurisdiction;

    "Permitted Encumbrances" means the Encumbrances listed in Schedule 4.10;

    "Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

    "Proportionate Share" means in respect of any Vendor a fraction the numerator of which is the number of Purchased Shares registered in the name of such Vendor and the denominator of which is the aggregate number of Purchased Shares.

    "Proposed Acquisitions" means the proposed acquisitions by Kenhar of shares of its Korean and Scandinavian Subsidiaries and of the assets of certain businesses in China and Italy;

    "Purchase Price" shall have the meaning ascribed thereto in Section 3.1;

    "Purchased Shares" means all of the shares of the Company owned by the Vendors being all of the issued and outstanding shares in the capital of Kenhar on the date hereof and on the Closing Date;

    "Real Property" means all lands owned, or purported to be owned, by a Corporation and all plants, buildings, structures, erections, improvements, appurtenances and fixtures situate on or forming part of such lands;

    "Real Property Leases" means those leases and subleases of real property relating to real property used or occupied by a Corporation;

    "Refusal Agreement" means the agreement to be entered into as of the Closing Date between W.J. Harrison, Couphar and Cascade in the form of
    Schedule 1.1.5;

    "Registration Rights Agreement" means the registration rights agreement to be entered into as of the Closing Date between W.J. Harrison, Couphar and Cascade in the form of Schedule 1.1.6;

    "Release" has the meaning ascribed thereto in Section 4.20;

    "Remedial Action" has the meaning ascribed thereto in Section 4.20;

    "Remedial Order" has the meaning ascribed thereto in Section 4.20;

    "Shareholders Agreement" means the shareholders agreement to be entered into as of the Closing Date between W.J. Harrison, Couphar and certain Cascade shareholders in the form of Schedule 1.1.7;

    "Subsidiary" means, with respect to Kenhar, any corporation of which shares to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of the shareholders of such corporation are beneficially owned, directly or indirectly, by Kenhar;

    "Tax Act" means the Income Tax Act (Canada);

    "Tax Returns" includes, without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements filed in respect of Taxes;

    "Taxes" includes, without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all unemployment insurance, health insurance, workers' compensation and Canada, Quebec and other government pension plan premiums;

    "U.S. Plans" means any "employee benefit plan" as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended;

    "Vendor's Shares" means, with respect to each Vendor, the shares in the capital of the Company owned by such Vendor as set forth in Schedule 3.6;

    "Voting Trust Agreement" means the voting trust agreement to be entered into as of the Closing Date between Cascade, the Purchaser and TD Trust Company in the form of Schedule 1.1.8; and

    "1996 Balance Sheet" means the consolidated balance sheet (including notes thereto) as at April 30, 1996 included in the Financial Statements.

    Certain Rules of Interpretation - In this Agreement and the Schedules:

         Time - time is of the essence in the performance of the Parties' respective obligations;

         Currency - unless otherwise specified, all references to money amounts are to Canadian currency;

         Headings - the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

         Singular, etc. - the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

         Consent - whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

         Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

         Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day.

    Knowledge - Any reference to the "knowledge of" a Vendor or a Corporation or any similar phrase shall mean to the best of the knowledge, information and belief of such Vendor after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant officers, directors, employees, consultants or advisors of such Vendor or the Corporations, as the case may be, and shall include knowledge, information and beliefs that each Vendor reasonably ought to have had or known on the basis of the review and inquiries made or required to have been made hereunder by such Vendor and, in any case shall be to the best of the knowledge, information and belief of Messrs. Harrison, Hoy, Spinelli and Ostmeier.

    Entire Agreement - This Agreement and the Deposit Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

    Applicable Law - This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. The Parties shall attorn to the non-exclusive jurisdiction of the Courts of Ontario.

    Accounting Principles - All reference to generally accepted accounting principles means to principles recommended, from time to time, in the Handbook of the Canadian Institute of Chartered Accountants and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles.

    Schedules - The schedules to this Agreement, as listed below, form part of and are an integral part of this Agreement:

    Schedule                 Description

    Schedule 1.1.1           Employment Agreement
    Schedule 1.1.2           Exchange Agreement
    Schedule 1.1.3           Exchangeable Share Provisions
    Schedule 1.1.4           Non-Competition and Non-
                             Solicitation Agreement
    Schedule 1.1.5           Refusal Agreement
    Schedule 1.1.6           Registration Rights Agreement
    Schedule 1.1.7           Shareholders Agreement
    Schedule 1.1.8           Voting Trust Agreement
    Schedule 3.4             Escrow Agreement
    Schedule 3.5             Allocation
    Schedule 4.1             Corporations, Jurisdictions and
                             Capitalization
    Schedule 4.2             Conflicting Agreements
    Schedule 4.4             Ownership of Purchased Shares
    Schedule 4.9             Financial Statements and Interim Financial
                             Statements
    Schedule 4.10(a)         Permitted Encumbrances
    Schedule 4.10(b)         Owned Real Property
    Schedule 4.10(c)         Leased Real Property
    Schedule 4.10(d)         Real Property   Disclosure Items
    Schedule 4.11            Permitted Transactions
    Schedule 4.14            Intellectual Property
    Schedule 4.15            Undisclosed Liabilities
    Schedule 4.17            Guarantees
    Schedule 4.19            Tax Matters
    Schedule 4.20(a)         Litigation
    Schedule 4.20(b)         Product Liability
    Schedule 4.20(d)         Environmental Matters
    Schedule 4.21            Government Authorizations
    Schedule 4.22(a)         Transaction Steps
    Schedule 4.22(b)         Proposed Acquisitions
    Schedule 4.23            Customers
    Schedule 4.24            Capital Expenditures
    Schedule 4.25(a)         Employees
    Schedule 4.25(b)         Employment Contracts
    Schedule 4.25(c)         Employment Policies and Plans
    Schedule 4.25(d)         Collective Agreements
    Schedule 4.26            Benefit Plans
    Schedule 4.27            Distributions
    Schedule 4.28            Real Property Transactions
    Schedule 4.30            Insurance
    Schedule 4.31            Recent Transactions
    Schedule 4.32            Compliance
    Schedule 4.33            Bank Accounts
    Schedule 4.40            Key Employees

    Schedule 7.4             Opinion of Vendors' Counsel
    Schedule 7.10            Release
    Schedule 8.3 Opinions of Purchaser's Counsel to Vendors other than Couphar
    Schedule 8A.5            Opinions of Purchaser's Counsel to
Couphar


                                       ARTICLE
                                  PURCHASE AND SALE

    Action by Vendors and Purchaser - At the Closing Time:

         Purchase and Sale of Purchased Shares - Each Vendor shall sell and the Purchaser shall purchase the Vendor's Shares of such Vendor for that Vendor's Proportionate Share of the Purchase Price to be paid and satisfied as provided for in this Agreement;

         Payment of Purchase Price - The Purchaser shall deliver to the Vendors the Purchase Price as provided in Section 3.3;

         Transfer and Delivery of the Purchased Shares - Each Vendor shall transfer and deliver to the Purchaser the share certificates representing the Vendor's Shares of such Vendor duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record, and shall take such steps as shall be necessary to cause the Company to enter the Purchaser or its nominee(s) upon the books of the Company as the holder of the Vendor's Shares of such Vendor and to issue one or more share certificates to the Purchaser or its nominee(s) representing the Vendor's Shares of such Vendor.

         Other Documents - The Vendors and Purchaser shall deliver such other documents as may be necessary to complete the transactions and as provided for herein.

    Place of Closing - The Closing shall take place at the Closing Time at the offices of Osler, Hoskin & Harcourt located at the 66th Floor, 1 First Canadian Place, Toronto, Ontario, Canada, or at such other place as may be agreed upon by the Vendors and the Purchaser.

    Tender - Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company or, with the consent of the Party entitled to payment, by wire transfer of immediately available funds to the account specified by that Party.

                                       ARTICLE
                                    PURCHASE PRICE

    Purchase Price - The amount payable by the Purchaser for the Purchased Shares shall be the amount of $93,596,220, minus the sum of (i) any shareholder distributions including without limitation the amount of any dividends declared or paid on, any proceeds of redemption, retraction or purchase for cancellation of any shares of the Company (except "safe income" dividends and returns of capital not exceeding $30,000,000 in the aggregate which were paid on May 7, 1996 as described on Schedule 4.22 and the stock dividends declared and paid on March 10, 1997 as described on Schedule 4.11) and (ii) the cost, on an after tax basis, of any benefits paid or agreed or committed to be paid to any Key Employee (other than Harrison) prior to Closing, in each case after April 30, 1996 (the "Purchase Price").

    Intentionally deleted

    Satisfaction of Purchase Price - At the Closing Time, the Purchase Price shall be satisfied as follows:

         by the issuance by the Purchaser to Couphar of 1,100,000 Exchangeable Shares in satisfaction of $18,333,333 of Couphar's Proportionate Share of the Purchase Price;

         by the delivery to the Escrow Agent by the Purchaser of the amount of $10,000,000 to be held subject to the Escrow Agreement referred to in
    Section 3.4; and

         by payment to the Vendors by the Purchaser of the balance of the Purchase Price, by wire transfer of immediately available funds to accounts designated by the Vendors or by the delivery to the Vendors of certified cheques or bank drafts made payable in lawful money of Canada in accordance with a direction to the Purchaser executed by the Vendors.

    Escrow Agreement - As security for the representations, warranties, covenants and other obligations of the Vendors pursuant to this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement, the Vendors shall, at the Closing Time, execute and deliver in favour of the Purchaser an escrow agreement in the form attached hereto as Schedule 3.4.

    Allocation of Purchase Price - The Purchase Price shall be allocated amongst the Vendors and amongst the common and preferred shares of Kenhar owned by the Vendors in accordance with the provisions of Schedule 3.5. Each Vendor and the Purchaser agree to report the purchase and sale of the Vendor's Shares of such Vendor in any returns required to be filed under the Tax Act and other taxation statutes in accordance with the provisions of Schedule 3.5.

                                       ARTICLE
                    REPRESENTATIONS AND WARRANTIES OF THE VENDORS

    Each of the Vendors hereby covenants, represents and warrants with and to the Purchaser on a several, and not a joint basis, the matters set out below.

    Due Incorporation and Capacity to Carry on Business - Each Corporation is a corporation duly incorporated or continued, organized and validly subsisting in good standing under the laws of the jurisdiction of its incorporation as shown in Schedule 4.1. Each Corporation has the corporate power, authority and capacity to own its property and assets and to carry on its business as now being conducted by it and is registered, licensed or otherwise qualified in its jurisdiction of incorporation and is registered, licensed or otherwise qualified as a foreign or extra-provincial corporation in each jurisdiction in which it carries on business and in which such registration, licence or other qualification is required and is in good standing in respect of each such registration, licence or qualification. Schedule 4.1 sets out each jurisdiction in which each Corporation is registered as a foreign corporation or licensed.
No Corporation carries on business or owns assets except inventories and accounts receivable in any jurisdiction except those set opposite its name in such Schedule. Except as disclosed in Schedule 4.11, none of the Corporations has amended its instrument of incorporation, by-laws or other like constating documents since October 31, 1996.

    Absence of Conflicting Agreements or Required Consents, Enforceability - Except as set out in Schedule 4.2, the execution, delivery and performance of this Agreement by the Vendors does not: (a) require notification to or the consent of any Person; (b) violate any provision of any Corporation's charter, by-laws or equivalent constitutional documents; (c) violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Authority to which any Corporation is subject; (d) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination of, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any authorization, agreement, instrument, license or permit to which any Corporation is now a party or is otherwise subject; or (e) result in the creation of any debt, lien, security, interest, mortgage, trust, claim or other liability or Encumbrance whatsoever on any of the assets of any Corporation. This Agreement constitutes a valid and binding obligation of each of the Vendors enforceable against such Vendor in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

    Issued Capital; Other Rights of Purchase - Schedule 4.1 sets out the authorized and issued share capital of each Corporation and the registered and beneficial owners thereof. No Corporation has authorized or agreed and no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement (including convertible or exchangeable securities, warrants or convertible obligations of any kind), for the purchase or other acquisition from any Corporation of any of its undertaking, property and assets other than in the ordinary course of the routine daily affairs of the Business, or for the issue or sale by any Corporation of any of its previously unissued shares of any class or of any shares held in treasury or of any other securities of any Corporation.

    Existence;  Due Authorization;  Ownership of Purchased Shares -

         Existence. Such Vendor, if a corporation or partnership, is duly incorporated or created, is subsisting and in good standing under the laws governing its creation and has the corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby and to perform all of its obligations under this Agreement and the Deposit Agreement.

         Due Authorization. The transactions contemplated hereby have been duly authorized by all necessary corporate action (in the case of a Vendor which is a corporation) by such Vendor and this Agreement and the Deposit Agreement have been duly executed and delivered by such Vendor and constitute valid and binding obligations of such Vendor enforceable in accordance with their respective terms.

         No Conflicting Agreement. Such Vendor has the exclusive right to dispose of its Purchased Shares as provided in this Agreement and such dispositions will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision (in the case of a Vendor which is a corporation), statute, regulation, order, judgement, decree, licence, permit or law to which the Vendor is a party or subject or by which the Vendor is bound or affected.

         Ownership of Purchased Shares. Except for the Purchaser hereunder, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement (including convertible or exchangeable securities, warrants or convertible obligations of any kind) for the purchase from such Vendor of any outstanding shares of Kenhar and such Vendor is the registered and beneficial owner free and clear of all Encumbrances of the number of Purchased Shares set opposite its name in Schedule 4.4 hereto.

    Issued Share Capital - The Purchased Shares are the only issued shares in the capital of Kenhar. All of the Purchased Shares are listed in Schedule 4.4 and have been duly and validly issued and are outstanding as fully paid and non-assessable shares of Kenhar.

    Subsidiaries and Investments - Except as disclosed in Schedule 4.1, since October 31, 1996, none of the Corporations has owned directly or indirectly or had any obligation to acquire any debt obligations of or shares in the capital of or interests in any corporation or other Person, or to acquire or lease any other business operations or any interest therein except for shares and debt obligations of others of the Corporations. None of the Corporations has conducted business in partnership with any other Person. Schedule 4.1 contains the name of every direct or indirect Subsidiary of Kenhar and the name of every corporation, partnership, joint venture or other Person in which a Corporation has an interest.

    Minute Books and Corporation Records - The corporate records and minute books of each Corporation contain complete and accurate resolutions or minutes of all meetings of the directors (including all committees thereof) and shareholders of such Corporation held since its incorporation (all of which resolutions or meetings were duly passed or called and held, as the case may be) and the share certificate books, register of shareholders, register of transfers and register of directors of each Corporation are and shall be complete and accurate and all exigible security transfer taxes payable in connection with the transfer of any securities of such Corporation have been duly paid. All of the corporate records and minute books of the Corporations have been delivered or made available to the Purchaser.

    Accuracy of Books and Records - The Books and Records of each Corporation fairly and correctly set out and disclose in all material respects the basis for the financial position of each Corporation reflected in the Financial Statements and all financial transactions of each such Corporation have been accurately recorded in such Books and Records.

    Financial Statements - The Financial Statements and the Interim Financial Statements attached hereto as Schedule 4.9, have been prepared in accordance with Canadian generally accepted accounting principles as at April 30, 1994 to 1996 inclusively and as at October 31, 1996, respectively, applied on a basis consistent with those of previous years and present fairly (A) the assets and liabilities (whether accrued, absolute, contingent or otherwise) and the financial position of the Corporations as at the respective dates thereof, and
(B) the sales, earnings and results of the operations of the Corporations for the fiscal years and period then ended subject in the case of the

Interim Financial Statements to minor or immaterial year end adjustments normal and usual in the Business and to the fact that income tax provisions are estimated. Since the date of the most recent Financial Statements, there has been no material adverse change to the Business or the operations, assets or condition (financial or otherwise) of the Corporations taken as a whole.

    Title to Assets -

         Except as disclosed in Schedule 4.10, the Corporations own, possess and have good title to and are the sole registered owner (where the interests are registerable) of all of the undertaking, property and assets in respect of which any amount was included on the Interim Balance Sheet free and clear of all Encumbrances and those in favour of Kenhar or any wholly-owned Corporation and except for inventory and equipment sold and accounts receivable collected thereafter in the ordinary course of the routine daily affairs of the Business and there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of the assets of any Corporation. All of the Fixed Assets of the Corporations are located on Owned Real Property or Leased Premises;

         Schedule 4.10(b) contains a legal description of all real and immoveable property owned by any of the Corporations or leased by any of them for an original term exceeding 50 years and the name of the owner thereof ("Owned Real Property");

         Schedule 4.10(c) contains the municipal address of all real and immoveable property leased by any of the Corporations ("Leased Premises") and the name of the lessor thereof;

         Except as disclosed on Schedule 4.10(d):

              Each Corporation or the indicated owner in the case of leased property which is Owned Real Property has good and marketable title to the Owned Real Property, indicated to be owned by it in Schedule 4.10(a) free and clear of all Encumbrances;

              The buildings upon Owned Real Property were constructed and located in substantial compliance with the provisions of all applicable statutes, regulations, by-laws and restrictions;

              The buildings are entirely located within the boundaries of such properties and are not subject to any encroachment, unregistered easement, right-of-way or restriction affecting them;

              There are no agreements, undertakings or other documents which affect or relate to the title to, or ownership of any Owned Real Property;

              Each Corporation has such rights of entry and exit to and from the Owned Real Property as are reasonably necessary to carry on its business upon the Owned Real Property;

              No Person, other than the Purchaser as provided for in this Agreement, has any right to purchase any of the Owned Real Property, and no Person other than a Corporation is using or has any right to use, as tenant, or is in possession or occupancy of, any part of such Owned Real Property;

              No Corporation has entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair such Corporation's right, title and interest in and to the Owned Real Property or the air, density and easement rights relating to the Owned Real Property;

              No Corporation has received any notification of and none of the Vendors has knowledge of, any outstanding or incomplete work orders in respect of any of the buildings, improvements or other structures constructed on the Owned Real Property or of any current non-compliance with applicable statutes and regulations or building and zoning by-laws and regulations;

              All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the buildings, improvements or other structures constructed on the Owned Real Property or Leased Premises which are currently payable have been fully paid and no one has registered a lien under the Construction Lien Act (Ontario) or other similar legislation for such work performed by or on behalf of a Corporation;

              No Corporation has made application for a rezoning of any of the Owned Real Property and, the Vendors have no knowledge of any proposed or pending change to any zoning affecting the Owned Real Property that would adversely affect its current use or the Business;

              The Vendors have no knowledge of any expropriation or condemnation or similar proceeding pending or threatened against the Owned Real Property or any part of the Owned Real Property; and

              There are no matters affecting the right, title and interest of a Corporation in and to the Owned Real Property, which in the aggregate, would materially and adversely affect the ability of such Corporation to carry on its business upon the Owned Real Property; and

         The Corporations are entitled to enjoy peaceful and undisturbed possession, as lessees, under all leases for Leased Premises necessary for the operation of the Business and all such leases are valid and subsisting and in full force and effect and no default on the part of any of the Corporations or the lessors of the Leased Premises exists thereunder. The Corporations are not a party to any real property leases as lessor.

    No Payment of Dividends or Other Distributions - Except as disclosed in
Schedule 4.11, since the date of the most recent Financial Statements, no
Corporation:

         has declared or paid any dividends or any other distribution on any of its shares of any class except distributions deducted in computing the Purchase Price and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or made any commitment to do so except dividends payable by one Corporation to another or made any loan or advance to any employee, officer, director, Vendor or any Person who does not deal at arm's length with any of the foregoing except for advances on account of expenses made in the ordinary course of the routine daily affairs of the Business;

         transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Financial Statements or cancelled any debts or entitlements except, in each case, in the ordinary and usual course of business consistent with past practice;

          incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and usual course of business consistent with past practice;

         discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Financial Statements and liabilities incurred since the date of the Financial Statements in the ordinary and usual course of business and consistent with past practice;

         suffered an operating loss or any extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporations taken as a whole;

         granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of its Employees, other than as provided for in any collective bargaining agreements or changed the terms of employment for any Employee except in the ordinary course of business and consistent with past practice except only for such payments which shall be deducted in computing the Purchase Price as provided for in Section 3.1 hereof;

         hired or dismissed any senior Employees other than the anticipated hiring of one senior employee to replace a retiring senior employee, the particulars of which have been disclosed to the Purchaser;

         mortgaged, pledged, subjected to lien (other than unregistered construction liens arising in the ordinary course of business), granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible; or

         authorized, agreed or otherwise become committed to do any of the foregoing.

    Condition of Equipment and Inventory; Transfer Pricing -

         All buildings, plant, machinery and equipment currently in use or reasonably required for use by the Corporations in connection with the Business are in good operating condition and proper working order, have been properly used and maintained having regard to their age and the nature of their use.

         The Corporations' finished goods Inventory meets design and manufacturing specifications, is merchantable and complies with any and all warranties customarily given by the Corporations to their customers. The Corporations' raw materials, work-in-progress, semi-finished work, attachments and supplies Inventory are not obsolete, are in commercially saleable quantities and are all capable of being processed at ordinary costs and by ordinary procedures into finished goods that will be in good and merchantable condition except for obsolete or imperfect inventory with an initial value of not in excess of $100,000 which has been written-down appropriately and reflected accurately in the Books and Records and Financial Statements. All Inventories are valued on the books of the Corporations at the lower of cost, using the first in, first out method, or net realizable value.

    Accounts Receivable - Subject to an allowance for doubtful accounts determined by examining each individual account and not exceeding $150,000 in respect of such Accounts Receivable included in the Interim Financial Statements, all Accounts Receivable recorded on the books of the Corporations are bona fide and, except as provided in Section 4.20(c), good and collectible at the aggregate recorded amounts thereof and are not, except as provided in
Section 4.20(c), subject to any defence, set off or counter-claim.

    Intellectual Property - Schedule 4.14(a) contains a list of all trademarks, service marks and patents, tradenames, copyrights, industrial designs and applications therefor (including registration details) and trademark applications of each of the Corporations owned by, used in or required for and which are material to the operation of the Business (collectively "Intellectual Property"). Schedule 4.14(b) contains a list of such similar property which is not material to the Business or a Corporation and which is owned by or used in connection with the Business. Each of the Corporations has the sole and exclusive right to use and is the sole and exclusive owner of all right, title and interest in all patents, trademarks, service marks, trade names and copyrights, technology, industrial designs, know-how and processes, and all rights with respect to the foregoing, which constitute the Intellectual Property without, to the knowledge of the Corporations, any material conflict with the rights of others and all licences are in full force and effect amended as of the date hereof. The Intellectual Property owned by the Corporation is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property. None of the Intellectual Property has been licensed to any Person except the Corporations. No product of the Corporations infringes on any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person. No claim or litigation is pending or threatened against or affecting any Corporation contesting its right to sell or use any product or material. The Corporations have no knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against a Corporation relating to the Intellectual Property. To the knowledge of the Corporations, there is no violation by any Person of any right of any Corporation with respect to any patent, trademark, trade name or service mark owned by any Corporation, the consequence of which, in the aggregate, adversely affect or in the future may (so far as the Corporations can now foresee) adversely affect the business, operations, affairs, conditions (financial or otherwise), properties or prospects of the Corporation, taken as a whole. The Vendors have no knowledge that a Corporation, any activity in which a Corporation is engaged or any product which a Corporation manufactures, uses or sells or any process, method, packaging, advertising, or material that a Corporation employs in the manufacture, marketing or sale of any such product, or the use of any of the Intellectual Property breaches, violates, infringes or interferes with any intellectual property rights of any third party or requires payment for the use of any patent, trade-name, trade secret, trade-mark, copyright or other intellectual property right or technology of another.

    No Undisclosed Liabilities - Except with respect to the environmental matters which are the subject matter of the representations and warranties contained in Section 4.20(d) hereof as to which this representation and warranty does not speak, there are no liabilities (contingent or otherwise), of any of the Corporations of any kind whatsoever, whether or not accrued and whether or not determined or determinable, other than:

         liabilities disclosed on, reflected in or provided for in the Interim Balance Sheet;

         liabilities disclosed in Schedule 4.15; and

         liabilities incurred in the ordinary course of the routine daily affairs of the Business and attributable to the period since October 31, 1996, which are not in the aggregate materially adverse to the nature of the Business or the results of operations, assets, financial condition or manner of conducting the Business and which have been generally disclosed to the Purchaser.

    Vacation Pay - All vacation pay, bonuses, commissions and other emoluments of Employees of the Corporations accrued to April 30, 1996 are reflected in the 1996 Balance Sheet.

    Outstanding Guarantees - Except as disclosed in Schedule 4.17, none of the Corporations is a party to or bound by or has agreed to give any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment for the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person except for guarantees given by one or more of the Corporations for obligations of Kenhar or wholly-owned Corporations.

    Outstanding Long-term Indebtedness - Except as disclosed in the Interim Balance Sheet and Schedule 4.15, none of the Corporations has any bonds, debentures, mortgages, notes or other indebtedness maturing more than one year after the date of their creation or issuance or is under any agreement to create or issue any bonds, debentures, mortgages, notes or other indebtedness maturing more than one year after the date of their creation or issuance.

    Taxes -  Except as disclosed in Schedule 4.19:

         each of the Corporations has duly and timely filed all Tax Returns required to be filed by it to the date hereof and will have duly and timely filed all Tax Returns required to be filed by it to the Closing Date and each of the Corporations has paid all Taxes which are due and payable including all instalments on account of Taxes to the date hereof and will have paid all Taxes due and payable, including all instalments on account of Taxes to the Closing Date;

         Part I of Schedule 4.19 sets out opposite the name of each Corporation the year up to and including which the income or profit Tax liability of each of the Corporations has been reviewed by the Governmental Authority having jurisdiction over such Corporation;

         adequate provision has been made and reflected in the Interim Financial Statements and in the books of account and accounting records of the Corporations for Taxes payable for the current period for which Tax Returns are not yet required to be filed;

         there are no agreements, waivers and other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or the payment of any Tax payable by any of the Corporations;

         there are no actions, suits, proceedings, investigations or claims now threatened or pending against any of the Corporations in respect of Taxes, or any matters under discussion with any Governmental Authority relating to Taxes;

         Each Corporation has withheld from each payment made to any of its shareholders, officers, directors, former directors, non-resident creditors and employees the amount of all Taxes, including but not limited to income tax, and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation;

         no Person or group of Persons has ever acquired or had the right to acquire control of Kenhar for purposes of the Tax Act or any applicable provincial or municipal taxing statute;

         The transfer pricing practices of the Company have not been the subject of a review or audit by any Governmental Authority and there are no agreements, waivers or other agreements providing for an extension of time with respect to the assessment or collection of any Taxes against the Company with respect to any matter relating to transfer pricing issues or the transfer pricing practices of the Company. There are no suits or similar proceedings now pending or threatened against the Company with respect to any transfer pricing issue or transfer pricing practice of the Company. There are currently no matters under discussion with any Governmental Authority relating to any transfer pricing issue, transfer pricing practices of the Company or any advance pricing agreement or similar process or agreement concerning transfer pricing practices and issues of the Company;

         There are no circumstances existing which could result in the application to the Company of either Section 78 or Section 80 of the Tax Act;

         All reserves taken or required to be taken by the Company for purposes of the Tax Act are listed in Schedule 4.19; and

         All Corporations incorporated other than pursuant to the laws of Canada or a province thereof are non-residents of Canada for the purposes of the Tax Act.

    Litigation; Product Liability; Environmental Matters -

         Litigation. Except as disclosed in Schedule 4.20(a) and 4.20(b), there are no actions, suits, litigation, investigations, claims, complaints, grievances or proceedings (whether or not purportedly on behalf of any of the Corporations), including appeals and applications for review, in progress, pending or threatened against or affecting any of the Corporations at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would, if decided adversely to the Corporations:

              involve the possibility of any judgment against or liability of any of the Corporations for an amount in excess of $100,000 in the aggregate;

              enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares as contemplated by this Agreement; or

              prevent any Vendor or Kenhar from fulfilling all of its obligations set out in this Agreement or arising from this Agreement.

    Except with respect to environmental matters which are the subject matter of the representations and warranties contained in Section 4.20(d) hereof, as to which this sentence does not speak, and except as disclosed in
    Schedule 4.20(a), there is no existing ground on which any such action, suit or proceeding might be commenced against any of the Corporations with any reasonable likelihood of success in whole or in part. Except as disclosed in Schedule 4.20(a), there is not presently outstanding against a Corporation any judgment, decree, injunction, rule or order of any court, Governmental Authority, commission, board, bureau, agency or arbitrator.

         Product Liability - Injury and Death.  Schedule 4.20(b) discloses:
    (A) the insurance policies maintained by the Corporations in respect of third party liability, liability for personal injury including death and product liability (excluding product liability claims referred to in subsection 4.20(c)) caused by the products of the Corporations; and (B) all claims made against any of the Corporations since April 30, 1992 in relation to the matters which are within the general description of the coverage of such policies (whether or not within the exclusions related thereto) and the disposition of such claims;

         Product Liability to Customers. Since April 30, 1992, the Corporations have settled all disputes with customers regarding allegedly defective product by replacing product or issuing credit notes to such customers in the amount equal to the customer's claim as accepted by the Corporations. The aggregate of the cost to the Corporations of such replacement product for and the aggregate amount of such credit notes issued in, each fiscal year commencing after April 30, 1992, did not exceed $250,000 and the aggregate cost to the Corporations (whether for replacement of product or the issue of credit notes) which would be issued if all claims pending at October 31, 1996 were settled for the full amount of each customer's claim will not exceed $125,000. To the knowledge of the Vendors, the aggregate cost to the Corporations (whether for replacement of product or the issue of credit notes) for the year ending April 30, 1997, will not exceed $250,000.

         Environmental Matters. For purposes of this clause and for Section 6.3, the following expressions have the following meanings:

         Contaminant: any substance, liquid or other matter which is or is deemed to be, alone or in any combination, hazardous, toxic, radioactive, a pollutant, a deleterious substance, a dangerous substance or good, a contaminant or a source of contamination under any Environmental Law, whether or not such substance, liquid or other matter is defined as hazardous under such Environmental Law.

         Environment: the environment or natural environment as defined in any Environmental Laws including, without limitation, air, surface water, groundwater, land surface, soil, subsurface strata, a sewer system and the environment in the workplace.

         Environmental Approvals: all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Authority pursuant to Environmental Laws or in relation to health and safety matters with respect to the operation of the Corporations or their assets including, without limitation, any sewer surcharge agreement.

         Environmental Laws: all statutes, statutory instruments, codes, protocols, notices, directions, ordinances, decrees, rules, regulations, municipal by-laws, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, awards, policies, voluntary restraints or guidelines, including without limitation general principles of common and civil law and equity relating in whole or in part to the Environment, product liability, health and safety matters or conditions, Contaminants, including, without limitation, the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, Release and disposal of Contaminants, pollution or the protection of the Environment.

         Environmental Lien: a lien in favour of any Governmental Authority for (i) any liability under Environmental Laws or (ii) damages arising from, or costs incurred by such Governmental Authority in response to a Release or threatened Release of a Contaminant into the Environment.

         Release: has the meaning prescribed in any Environmental Law and includes, without limitation, release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, seepage, placement, spraying, abandonment, incineration, discharge, dispersal, escape, leaching or migration into the Environment, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, groundwater or property of any Corporation in contravention of any Environmental Law.

         Remedial Action: actions required pursuant to any Environmental Law including, without limitation, actions to (a) clean up, remove, treat or in any other way address Contaminants in the Environment; (b) prevent or minimize the Release or threat of Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; and (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         Remedial Order: any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws including, without limitation, any order requiring any remediation, Remedial Action or clean-up of any Contaminant, or requiring that any Release or any other activity be reduced, modified or eliminated.

         The following representations and warranties shall be interpreted so as to cover and include the former Kenhar Dyson Chicago property.

         Except as disclosed in Schedule 4.20(d):

                   the operations of and the Owned Real Property comply and, to the knowledge of the Corporations, have always complied with all Environmental Laws and with any future Environmental Laws that, to the knowledge of the Corporations, are presently planned or proposed by any Governmental Authorities, and no Remedial Action is being taken, nor are there grounds which would give rise to any Remedial Action having to be taken, as a condition of continued compliance with applicable Environmental Laws;

                   each of the Corporations has obtained all Environmental
              Approvals, which are listed in Schedule 4.20(d), necessary for their respective operations, all such Environmental Approvals are in good standing and are valid and in full force and effect, each of the Corporations is and has been in compliance with all terms and conditions of such Environmental Approvals and no Remedial Action is being taken, nor are there grounds which would give rise to any Remedial Action having to be taken, as a condition of continued compliance with such Environmental Approval and there have been and are no proceedings commenced or threatened to revoke or amend any such Environmental Approvals;

                   none of the Corporations has received any notice of, nor to their knowledge is there threatened nor is there any basis for nor has any investigation or evaluation commenced regarding the need for any claim, notice, request for information, judgment, order or agreement from or with any Governmental Authority or private party or any judicial or administrative proceeding or investigations respecting any breach of any Environmental Laws, any contravention of any Environmental Approvals, any noncompliance with any Remedial Action or Remedial Orders of any liabilities, obligations or costs arising from the Release or threatened Release of a Contaminant into the Environment with respect to their present properties or operations or, to their knowledge, with respect to any past properties or operations as to which any of the Corporations has liability;

                   neither the Corporations nor any of their operations have
              been or are now subject to any Remedial Order, nor do the Corporations have any knowledge of any investigation or evaluation commenced as to whether any such Remedial Order is necessary nor has any threat of any such Remedial Order been made nor are there any circumstances relating to the operations of the Business or the Owned Real Property which could result in the issuance of any such Remedial Order;

                   none of the Corporations has never been prosecuted for or
              convicted of any offence under Environmental Laws nor has any Corporation been found liable in any proceeding to pay any fine or judgment to any Person as a result of any Release or threatened Release of any Contaminant into the Environment or the breach of any Environmental Law and to the knowledge of the Corporations, there is no basis for any such proceeding;

                   all environmental data and studies, including, without
              limitation, the results of any environmental audit relating to the Corporations or to any real property or assets associated with the Corporations have been delivered or made available to the Purchaser;

                   other than in compliance with Environmental Laws, there has been no Release by the Corporations of any Contaminant which is now present in, on or under any real property or assets associated with the Corporations (including underlying soil and substrata, surface water and groundwater);

                   the Corporations have no knowledge of any Contaminant in, on or under any real property associated with the Corporations or any other assets of the Corporations which is not in compliance with Environmental Laws;

                   the Corporations have no knowledge of any Contaminant
              originating from any neighbouring or adjoining properties which has migrated onto, or has migrating towards any real properties associated with the Corporations or any other assets of the Corporations which results in a contravention of Environmental Laws;

                   none of the Corporations has been required to file or has
              filed any notice required under any of the Environmental Laws indicating past or present treatment, storage or disposal of a Contaminant;

                   none of the Corporations has been required to file or has
              filed any notice required under applicable Environmental Laws reporting a Release of a Contaminant into the Environment and any Release by any Corporation of any Contaminant into the Environment complied and complies with all Environmental Laws;

                   there is not now, nor has there ever been, on, from or in
              the property owned, leased or used by, or under the charge, management or control of, and of the Corporations (A) a landfill or any generation, treatment, handling, transport, recycling, storage or off-site or on-site disposal of any Contaminant or any other substance which in either case has violated or could reasonably be expected to violate or result in liability under any Environmental Law applicable in respect thereof to any of the Corporations or (B) any underground storage tanks or surface impoundments;

                   there is not now on any property owned, leased or used by, or under the charge, management or control of, any of the Corporations (A) any friable asbestos-containing materials, or
              (B) any poly-chlorinated bipheyls ("PCB's") or any equipment, waste or other material containing PCB's;

                   none of the Corporations has received any notice or claim, nor to the knowledge of any Corporation is there threatened any notice or claim, that any of them is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the Environment, or as a result of exposure to a Contaminant;

                   no Environmental Lien has attached to any property
              associated with any of the Corporations, nor are there any facts or circumstances currently known to any of the Corporations that may reasonably be expected to give rise to the attachment of such an Environmental Lien;

                   there are no facts, circumstances, conditions or occurrences respecting any of the Corporations, their operations or any real property owned, used or leased by them, or under their charge, management or control, or, to the knowledge of any of the Corporations, on any property adjoining or in the vicinity of any such real property that could reasonably be expected (I) to form the basis of claims against the Corporations or with respect to any such real property owned, used or leased by them that individually or in the aggregate could reasonably be expected to have a material adverse affect on the Corporations, or (II) to cause any of such real property to be subject to any restrictions on ownership (in respect of Owned Real Property), occupancy, use or transferability (in respect of Owned Real Property), other than restrictions associated with any change in use from the current use thereof;

                   no work, repair, construction or capital expenditure is
              required or planned pursuant to or to comply with any Environmental Law; and

                   copies of all Phase 1 or equivalent and all other
              environmental studies conducted by or for or in respect of the Corporations have been provided to the Purchaser.

    Compliance with Law -

         Except with respect to environmental matters which are the subject matter of the representations and warranties contained in Section 4.20(d) hereof as to which this paragraph does not speak, each Corporation is conducting and has conducted its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which its business is carried on or has been carried on and is not in breach, and has not received any notification alleging that it is in breach of any such laws, rules or regulations;

         The authorizations, approvals, excluding Environmental Approvals, licences or permits issued to Corporations by any Governmental Authority listed in Schedule 4.21 are all such Governmental Authorizations required by the Corporations to enable each of them to carry on its business in the relevant jurisdictions in compliance with applicable laws (except for licences and permits, the absence of which would not have an adverse effect on the operation of the Business or the properties of the Corporations). Such Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no violations thereof and no proceedings are pending or, to the knowledge of the Corporations, threatened, which could result in their revocation or limitation;

         None of the Corporations is in default in any respect with respect to any judgment, order, injunction or decree of any court, administrative agency or other Governmental Authority;

         Except with respect to environmental matters which are the subject matter of the representations and warranties contained in section 4.20(d) hereof as to which this paragraph does not speak, the uses to which the Owned Real Property of each Corporation has been put are not in breach of any applicable statute, by-law, ordinance, regulation, covenant, restriction or official plan and each Corporation has not received any notification alleging any such breach; and

         There are no outstanding work or compliance orders relating to the facilities of each Corporation from or required by any police or fire department, sanitation, health or factory authorities or from any other federal, state or municipal authority.

    Nature and Conduct of the Business - Since April 30, 1994, the only business carried on by the Corporations has been the Business. Since April 30, 1996, the Corporations have carried on business in the ordinary and normal course of the routine daily affairs of the Business consistent with past practice. Since April 30, 1996, there has not been:

         any material change in the financial condition, operations or prospects of the Corporations other than changes in the ordinary and usual course of business, none of which has been materially adverse;

         any damage, destruction, loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets, properties or future prospects of the Corporations; or

         any material change in the level of Inventories or Fixed Assets of the Corporations except for:

                        the acquisition by the Corporations of 60% of the
              issued shares of Nuova SAR s.r.l. and 80% of the issued shares of Kenhar Iron Works Inc.;

                        the borrowing by the Corporations of an aggregate of
              $30,000,000 and the application thereof by Kenhar to the payment of a dividend and reduction of capital in accordance with the transaction steps set forth on Schedule 4.22(a);

              the stock dividends declared and paid on March 10, 1997 as set forth in Schedule 4.11; and

              borrowings to effect the Proposed Acquisitions not in excess of an aggregate of $8,135,000 as described in Schedule 4.22(b).

    Customers of the Business - Schedule 4.23 is a list of each of the customers of the Corporations to which the aggregate sales of the Corporations exceed $500,000 for the 12-month period ended April 30, 1996 and the sales to each such customer during the such year. The Corporations do not have any agreement expiring later than 12 months from the date hereof with any of their customers as to the price to be paid by such customer for products. Since April 30, 1996 no customer of the Corporations to which its sales exceed $500,000 during the year ended April 30, 1996 has ceased doing or materially decreased the amount of or indicated that it intends to cease doing or materially decreased the amount of business with the Corporations except as shown on
Schedule 4.23. All discounts, allowances, volume rebates or other preferential terms including marketing and pricing policies and promotions and trade allowances are consistent with and conform to industry standards.

    Capital Expenditures - Schedule 4.24 discloses capital expenditures in excess of $10,000 which have been authorized or committed by, but not invoiced before November 1, 1996 to, any of the Corporations.

    Employment Matters -

         Schedule 4.25(a) sets forth a complete list of the number of Employees currently employed in each jurisdiction where Kenhar and its Subsidiaries carry on business together with the nature of their employment. Except as disclosed, no Employee is on long-term disability leave, extended absence or receiving workers' compensation.

         Except for those written employment contracts with salaried Employees identified in Schedule 4.25(b), there are no written contracts of employment entered into with any Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with Applicable Law.

         Except as set out in Schedule 4.25(c) there are no employment policies or plans, including policies or plans regarding incentive compensation, stock options, severance pay or other terms or conditions of employment or terms or conditions upon which Employees may be terminated, which are binding upon the Company.

         Each of the Corporations has been and is being operated in full compliance with all laws relating to employees, including employment standards, occupational health and safety, pay equity and employment equity. The Corporations have complied with and posted plans as required under the Ontario Pay Equity Act. There have been no complaints under such laws against the Corporations.

         There are no complaints nor, to the knowledge of the Vendors, are there any threatened complaints, against the Corporations, before any employment standards branch or tribunal or human rights tribunal. There is not now nor has there in the past been any complaint against the Corporations, under any human rights legislation or employment standards legislation. There are no outstanding decisions or settlements or pending settlements under the employment standards legislation which place any obligation upon the Corporations, to do or refrain from doing any act.

         All current assessments under the Workers' Compensation Act (Ontario) in relation to the Company have been paid or accrued and the Company has not been subject to any special or penalty assessment under such legislation which has not been paid.

         Except as set out in Schedule 4.25(d), none of the Corporations is a party, either directly or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any of its Employees or any dependent contractors of the Corporations.

         To the knowledge of the Vendors there are no outstanding labour tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for Employees or dependent contractors of the Corporations, and there have not been any such proceedings within the last two years.

         To the knowledge of the Vendors there are no threatened or apparent union organizing activities involving the Employees or dependent contractors of the Corporations.

         The Company does not have any serious labour problems that might materially affect the value of the Company on a consolidated basis or lead to an interruption of its operations at any location.

    Benefit Plans -

         In this Section 4.26, the following expressions have the following meanings:

              Definitions.

                             Code:  the Internal Revenue Code of 1986 as
              amended.

                             ERISA:  the Employee Retirement Income Security
              Act of 1974, as amended from time to time.

         Except as otherwise disclosed in Schedule 4.25(c) and 4.27, Schedule
    4.26 sets forth a complete list of all Benefit Plans. Except as disclosed in Schedule 4.26:

              Each Benefit Plan is, and has been, established, administered, and to the extent applicable, registered, qualified and invested, in compliance with (i) the terms thereof, (ii) all Applicable Laws and
         (iii) any collective agreement.

              All obligations under the Benefit Plans as of the Closing Date (whether pursuant to the terms thereof or any Applicable Laws) have been satisfied or have been provided for in the Interim Balance Sheet and there are no unfunded liabilities with respect to Benefit Plans which have not been reflected and disclosed in the Interim Financial Statements, and there are no outstanding defaults or violations thereunder by any of the Corporations and, to the Vendors' knowledge, there has not been any default or material violation by any other party to any Benefit Plan.

              There has been no increase or promised increase in benefits or improvements under any of the Benefit Plans since April 30, 1996.

              Any and all contributions, premiums or remittances required to be paid in respect of each Benefit Plan (employee and employer) have been paid in a timely fashion in accordance with the terms thereof and all Applicable Laws, and no Taxes, penalties or fees are owing or exigible under any Benefit Plan.

              There is no proceeding, action, suit or claim (other than routine claims for benefits) pending or, to the knowledge of the Vendors, threatened involving any Benefit Plan, any insurance contract relating to any Benefit Plan, or the assets held in the funding media for any Benefit Plan.

              None of the Benefit Plans (other than Pension Plans) provide benefits to former Employees or to their beneficiaries or dependents, except as may be required by law.

              None of the Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

                        None of the Benefit Plans is a multi-employer plan as defined under Applicable Laws.

              As of the date of the last completed actuarial valuation, no Pension Plan had any unfunded liability on a "going concern" basis as determined in accordance with all Applicable Laws and using assumptions and methods that are appropriate in the circumstances and in accordance with generally accepted actuarial principles. No material changes have occurred in respect of any Pension Plan since the date of the most recent actuarial report issued in connection with such Pension Plan, which could reasonably be expected to adversely affect the report by rendering it misleading in any material respect.

              All contributions, including any special payments to amortize any unfunded liabilities required to be made prior to the Closing in accordance with all Applicable Laws and the terms of each Pension Plan have been made or are provided for on the Interim Balance Sheet.

              No event has occurred and no condition exists with respect to any Pension Plan that has resulted or is reasonably likely to result in any Pension Plan being ordered or required to be wound up in whole or in part pursuant to any Applicable Laws or having its registration revoked or refused for the purposes of any Applicable Laws or being placed under the administration of any relevant pension benefits regulatory authority or in any Corporation or such Pension Plan being required to pay any Taxes or penalties under any Applicable Laws.

              No event has occurred and no condition exists which has resulted or could reasonably be expected to result in any Corporation being required to pay, repay or refund any amount (other than contributions required to be made or benefits or expenses required to be paid in the ordinary course) to or on account of any Pension Plan or a current or former member thereof.

              No event has occurred and no condition exists that has resulted or could reasonably be expected to result in a payment being made out of a guarantee fund established under any Applicable Laws in respect of a Pension Plan. No order has been made and no notice has been given pursuant to any Applicable Laws in respect of any Pension Plan requiring (or proposing to require) any Person to take or refrain from taking any action in respect thereof and, to the best of the knowledge of each of the Corporations, there has been no contravention of any such Applicable Laws and there are no circumstances that indicate that there has been such a contravention.

         Compliance with ERISA and the Code  -

                   None of the Corporations with Employees reporting to work in the United States of America (the "U.S. Corporations") has breached the fiduciary rules of ERISA or engaged in any non-exempt prohibited transaction, which could reasonably be expected to result in any direct or indirect material liability (including, without limitation, as a result of any indemnification obligation) to any of the Corporations in connection with a suit for damages or pursuant to Section 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code, which liability, either individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the financial condition of the Corporations taken as a whole.

                   Other than for premiums payable in the normal course that
              are not past due, none of the U.S. Corporations has incurred any direct or indirect material liability (including, without limitation, as a result of an indemnification obligation) under or pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to any U.S. Plans and no event, transaction or condition has occurred or exists or, to any of such Corporations' knowledge, is reasonably expected to occur or exist with respect to any U.S. Plans that could result in any such liability to any of the Corporations which liability, either individually or in the aggregate, has had or could reasonably be expected to have a material adverse affect on the financial condition of the Corporations, taken as a whole.

                   Full timely payment has been made of all amounts which any of the U.S. Corporations is required to have paid as contributions to each such U.S. Plans under Applicable Law, the terms of each U.S. Plan or any collective bargaining agreement.

                   No U.S. Plan is subject to either the minimum funding
              requirements of ERISA Section 302 or code Section 412. Except as disclosed in Schedule 4.26, no U.S. Plan is a Multiemployer Plan or a "multiple employer" plan (within the meaning of Section 4063 or 4064 of ERISA).

                   Except as disclosed on Schedule 4.26, no U.S. Corporation
              sponsors or maintains any plan, fund program or arrangement to provide any benefit to any Employee following termination of employment which plan, fund program or arrangement is not terminable by the employer at will. Except as required under ERISA Sections 601 et seq. and Code Section 4980B, no U.S. Corporation sponsors or maintains any plan, fund program or arrangement to provide life or health benefits to retirees, former Employees or their dependents.

                   There are outstanding current Internal Revenue Service
              determination letters stating that, to the extent applicable, each U.S. Plan is qualified under the Code.

    Payments - Except as disclosed in Schedule 4.27 and except for payments made or benefits conferred by Kenhar or any wholly-owned Corporation to or on another of them, since April 30, 1996:

              none of the Corporations has made any payment to or conferred or authorized to be conferred and will not confer or authorize to be conferred any benefit upon any of its officers, directors, former directors, shareholders, or Employees or on any Person or company not dealing at arm's length with any of the foregoing except in the ordinary course of the routine daily affairs of the Business consistent with past practice and at the regular rates payable to them of salary, Benefit Plans, rents or other remuneration of any nature and relocation expenses and reimbursements; and

              there has not been any increase in the rates of salary, Benefit Plans, bonus, rents or other remuneration or relocation expenses or reimbursements payable to any such Person including under any Benefit Plan except (i) increases in accordance with written agreements existing as at April 30, 1996 and (ii) increases approved by the Purchaser in writing.

    Except as disclosed on the 1996 Balance Sheet, since April 30, 1996, none of the Corporations has had any amount receivable from or had any indebtedness outstanding to any of its directors, former directors, officers, shareholders, or Employees or to any other Person not dealing at arm's length with any of the foregoing except travel advances of less than $10,000 made in the ordinary course of the routine daily affairs of the Business consistent with past practice.

    Real Property - Except as disclosed on Schedule 4.28, since April 30, 1996:

         none of the Corporations has owned or acquired any real property or has been under any obligation to acquire real property;

         none of the Corporations has been a party to any lease of real property or agreement in the nature of a lease of real property, whether as lessor or lessee, or agreement to enter into such a lease.

    Conditional Sales Contracts and Leases of Personal Property - No Corporation is a party, as purchaser, lessee or in other like capacity, under any conditional sales, hire purchase, security or other title retention agreement ("Personalty Contracts") related to personal property except for:

         those which (i) are capital leases under Canadian generally accepted accounting principles and the liability under which is fully included in the consolidated balance sheet included in the Financial Statements; and
    (ii) in respect of which the expense from April 30, 1995 to April 30, 1996 has been fully included in preparing the consolidated statement of earnings included in the

    Financial Statements and the liability under which for the next 4 fiscal years of Kenhar has been disclosed in the notes thereto; and

         those entered into since April 30, 1996 in the ordinary course of the routine daily affairs of the Business consistent with past practice

(collectively "Excepted Contracts"). All of the personal property covered by the Excepted Contracts is available to the Corporations on normal commercial terms from other sources.

    Insurance - The Corporations maintain and have maintained such policies of insurance, issued by responsible insurers, as are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets since the commencement of its operations. The policies of insurance relating to product liability are sufficient to satisfy all third party or employee claims (including defence costs) resulting from injury or death. All such policies of insurance are in full force and effect and the Corporations are not in default, as to the payment of premium or otherwise, under the terms of any such policy. Schedule 4.30 sets forth a complete list of all policies of insurance which the Corporations maintain and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible.


    Other Agreements - Since April 30, 1996, none of the Corporations has been or is a party to any Contract (including employment agreements for other than indefinite hiring), whether written or oral, of any nature or kind whatsoever, except (i) Contracts in the ordinary course of the routine daily affairs of the Business consistent with past practice which can be terminated by such Corporation, without further liability arising from such termination, on not more than 180 days notice to the other parties thereto, (ii) prepaid service Contracts on office equipment, (iii) Contracts where the aggregate annual financial obligations thereunder of the Corporations are minor or immaterial to the Business, (iv) the Contracts listed or described in the Schedules hereto, including Schedule 4.31, and (v) Contracts to which the only parties are two or more of Kenhar and the wholly-owned Corporations.

    Compliance with Contracts - Except as disclosed in Schedule 4.32, none of the Corporations is in default or breach under any Contract, written or oral, indenture or other instrument to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a default and all such Contracts, indentures or other instruments are in good standing and each of the Corporations is entitled to all benefits thereunder. To the knowledge of the Corporations, each Corporation has the capacity, including the necessary personnel, equipment and supplies, to perform all its obligations under the foregoing.

    Bank Accounts and Powers of Attorney - Annexed hereto as Schedule 4.33 is a true and complete list showing:

         the name of each bank, trust company or similar institution in which any of the Corporations has accounts or safe deposit boxes, the identification numbers of each such account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto; and

         the name of each Person, firm or corporation or business organization holding a general or special power of attorney from any of the Corporations and a summary of the terms thereof.

    Residence - The Vendors are not non-residents of Canada for purposes of
Section 116 of the Income Tax Act (Canada).

    Regulatory Approvals - No governmental or regulatory authorization, approval, order, consent or filing is required other than Hart Scott Rodino Approval and consents or assignments to the Government Authorizations on the part of any Vendor or Kenhar, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendors' obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

    Reserves and Accruals - The reserves and accrued liabilities disclosed on or reflected in the Financial Statements and the Books and Records, are sufficient in all respects to provide for the liabilities in respect of which they have been established.

    No Joint Venture Interests, etc. - No Corporation is a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking or arrangement and no Corporation has other significant investment interests in any business owned or controlled by any third party.

    Restrictive Covenants - No Corporation is a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of the Corporation to compete in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of the Corporation or the continued operation of the Business after the Closing.

    Management Recommendation Letters - The Purchaser has been provided with copies of all management recommendation letters received by any Corporation or its board of directors from its auditor, or any previous auditor of any Corporation.

    Key Employees - No Key Employee listed in Schedule 4.40 has notified any of the Vendors that it is his current intention to terminate his existing employment arrangement with any Corporation as a result of the entering into or consummating of the transactions contemplated hereby.

    Full Disclosure - Such Vendor has made available to the Purchaser, all information, including the financial, marketing, sales and operational information on a historical basis relating to each Corporation which would be material to a purchaser of the Corporations on a consolidated basis. Without limiting the generality of the foregoing, such Vendor has not failed to disclose to the Purchaser, any fact or information which would be material to a purchaser of the Corporations on a consolidated basis.

    No Broker - Except as disclosed in writing to the Purchaser by Kenhar, which is to receive its fees and reimbursement of its expenses directly from the Vendors, the Vendors have carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder's fee or other like payment.

    Representations Correct at Closing Date - Each of the Vendors covenants, represents and warrants with and to the Purchaser that each of the covenants, representations and warranties made in Sections 4.1 to 4.42, inclusive, hereof shall be fulfilled and true at the Time of Closing as if made at such time.

    Reliance - Each Vendor acknowledges that the Purchaser is relying on the covenants, representations and warranties of such Vendor contained in this Agreement and in any certificates or other documents delivered pursuant hereto in connection with its purchase of the Purchased Shares.


                                       ARTICLE
                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    The Purchaser hereby represents and warrants to each of the Vendors the matters set out below.

    Incorporation - The Purchaser is a corporation duly incorporated and validly existing under the laws of the Province of Ontario.

    Due Authorization - The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated under this Agreement have been duly authorized by all necessary corporate action of the Purchaser.

    Enforceability of Obligations - This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with the terms of this Agreement, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

    Absence of Conflicting Agreements - The Purchaser is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, license, permit or law which would be violated, contravened or breached by, or under which any default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery by it of this Agreement or the performance by it of any of the terms of this Agreement.

    Investment Canada - The Purchaser is a WTO Investor within the meaning of the Investment Canada Act (Canada).

    Status - The Purchaser is a taxable Canadian corporation within the meaning of the Tax Act.



                                      ARTICLE 5A
                      REPRESENTATIONS AND WARRANTIES OF CASCADE

    Cascade hereby represents and warrants to Couphar the matters set out below.

5A.1     Incorporation - Cascade is a corporation duly incorporated and validly existing under the laws of the State of Oregon.

5A.2     Due Authorization - Unless otherwise specifically provided herein or in any agreement or document delivered hereunder or pursuant hereto, Cascade has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and the execution and delivery of this Agreement and the consummation of the transaction contemplated under this Agreement have been duly authorized by all necessary corporate action of Cascade.

5A.3     Enforceability of Obligations - This Agreement constitutes a valid and binding obligation of Cascade enforceable against it in accordance with the terms of this Agreement, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

5A.4     Absence of Conflicting Agreements - Cascade is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, license, permit or law which would be violated, contravened or breached by, or under which any default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery by it of this Agreement or the performance by it of any of the terms of this Agreement.

5A.5 Share Capital - As of the date hereof, the authorized share capital of the Purchaser consists of an unlimited number of common shares, an unlimited number of preferred shares and an unlimited number of Exchangeable Shares of which 1,001 common shares are issued and outstanding and the authorized share capital of Cascade consists of 20,000,000 common shares and 200,000 preferred shares of which approximately 11,666,704 common shares and no preferred shares are issued and outstanding. Cascade beneficially owns all of the issued and outstanding common shares of the Purchaser and no Person has any right to acquire from the Purchaser any of its shares (other than Cascade and Couphar).

5A.6     Listing - The shares of common stock of Cascade are listed on The
New York Stock Exchange.

5A.7     SEC Reports - Since January 31, 1996, Cascade has filed with the
U.S. Securities and Exchange Commission (the "SEC") all forms, reports, financial statements, exhibits, schedules and other documents required to be filed by it under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations promulgated by the SEC thereunder. As of their respective dates, none of Cascade's Form 10-K dated April 12, 1996 and Form 10-Q dated December 12, 1996 (including all financial statements, exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Such documents complied when filed in all material respects with the then applicable requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations promulgated by the SEC thereunder.

5A.8     Financial Statements - The financial statements of Cascade for the year ended January 31, 1996 complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (except as may have been indicated in the notes thereto) and fairly presented the financial position of Cascade on a consolidated basis as at such date and the results of operations on a consolidated basis for the year then ended.

                                       ARTICLE
                                NON-WAIVER;  SURVIVAL

    Non-Waiver - No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by any of the Vendors in or pursuant to this Agreement. No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    Nature and Survival -

         Subject to subsection (b), all representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Purchased Shares and the payment of the consideration for the Purchased Shares.

         Representations and warranties concerning the matters set out in
    Section 4.19 shall survive for a period of sixty days after the relevant Governmental Authority shall no longer be entitled to assess liability for Taxes against the Corporations relating to the incorrectness in or breach of any such representations and warranties. All other representations and warranties shall survive for a period of 18 months from the Closing Date. The representations and warranties provided in Section 4.20(d) shall be subject to the limitations and restrictions set forth in Section 6.3. If no written claim or written demand shall have been made under this Agreement against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

         Notwithstanding the limitations set out in subsection (b) any Claim which is based on title to the Purchased Shares, intentional misrepresentation or fraud may be brought at any time.

         Covenants, etc., of Vendors - The remedy in respect of Claims against the Vendors arising out of, in connection with or in respect of any matter referred to in Section 4.20(d) in respect of which the Purchaser is or would be entitled to indemnification hereunder shall be limited to the aggregate of: (i) payment by the Vendors of the cost of all remedial work required to restore the property and any adjoining properties to compliance with Environmental Laws and the use for which the property was intended in the Business, (ii) any fines, penalties and damages incurred, sustained by or awarded against a Corporation, the Purchaser or Cascade in favour of third parties (other than consequential damages suffered by the Corporations, the Purchaser or Cascade) relating directly or indirectly to the work referred to in clause (i), and (iii) all out of pocket expenses (including legal, consulting and advisory fees) of any Corporation, the Purchaser and Cascade relating directly or indirectly to the subject matter of such Claims.

         Notice - Without prejudice to the rights and obligations of the Parties hereunder, the Purchaser shall inform the Vendors prior to Closing if as a result of its due diligence investigations the Purchaser is aware of any matter or circumstance which may give rise to one or more Claims which in the aggregate would total in excess of $500,000.


                                       ARTICLE
                           PURCHASER'S CONDITIONS PRECEDENT

    The obligation of the Purchaser to complete the purchase of all, but not less than all, of the Purchased Shares under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part).

    Truth and Accuracy of Representations of Vendors at the Closing Time - All of the representations and warranties of the Vendors made in or pursuant to this Agreement shall be true and correct as at the Closing Time in all material respects and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from each Vendor confirming the truth and correctness of the representations and warranties of the Vendors.

    Performance of Obligations - The Vendors and Harrison shall have performed or complied with, in all respects, all their obligations, covenants and agreements under this Agreement including without limitation with respect to the Purchaser's due diligence investigation as set forth in section 9.3.

    Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the sale and purchase of the Purchased Shares under this Agreement and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendors of their obligations under this Agreement shall be satisfactory to the Purchaser and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser.

    Opinion of Counsel for the Vendors - The Purchaser shall have received an opinion dated the Closing Date from counsel for the Vendors, Messrs. Aird & Berlis, substantially in the form of Schedule 7.4.

    Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any such authorities), required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement, including the approval of The Toronto-Dominion Bank pursuant to the provisions of a letter agreement dated April 29, 1996 and the ISDA Master Agreement dated April 29, 1996, in form and substance satisfactory to the Purchaser and Hart-Scott-Rodino Approval shall have been obtained, at or before the Closing Time. There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative or investigation against any Party by any Governmental Authority, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

    Material Adverse Change - No material adverse change in the business of the Corporations taken as a whole (other than as a result of general industry conditions) shall have occurred prior to the Closing Time.

    No Laws - No Laws shall have been enacted, introduced or announced which may materially and adversely affect the Corporations or the Business.

    Harrison Contracts - W.J. Harrison shall have executed and delivered the Employment Agreement and the Non-Competition and Non-Solicitation Agreement.

    Resignation of Auditors - The Company shall have received the resignation of its current auditor, in form and substance satisfactory to the Purchaser.

    Directors and Officers - There shall have been delivered to the Purchaser on or before the Closing Time the resignations of all individuals who are presently directors of Kenhar (except W.J. Harrison) and duly executed comprehensive releases in the form of Schedule 7.10 from each such individual and from the Vendors of all their claims respectively, against the Corporations except for any claims for current unpaid remuneration.

    Execution of Other Agreements - On or prior to the Closing Time:

         Couphar and W.J. Harrison shall have executed and delivered the Exchange Agreement;

                   the Vendors, W.J. Harrison and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

                   TD Trust Company shall have executed and delivered the Voting Trust Agreement.

For the purposes of a determination of materiality with respect to the conditions contained in sections 7.1, 7.6 and 7.7, any change, fact, omission, occurrence or information will be considered to be material if it would have or result in or would reasonably be expected to have or result in a significant adverse impact on or change to the value of the Business or the Corporations taken as a whole.

If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Purchaser may terminate this Agreement by notice in writing to the Vendors, in which event the Purchaser is and shall be released from all obligations under this Agreement. However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.


                                       ARTICLE
                            VENDORS' CONDITIONS PRECEDENT

    The obligations of the Vendors other than Couphar to complete the sale of their Vendor's Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of such Vendors and may be waived by them in whole or in part).

    Truth and Accuracy of Representations of the Purchaser at Closing Time -
All of the representations and warranties of the Purchaser made in or pursuant to this Agreement (other than the representations and warranties of the Purchaser contained in Article 5A) shall be true and correct as at the Closing Time in all material respects and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and such Vendors shall have received a certificate from an authorized officer of the Purchaser confirming the truth and correctness of such representations and warranties.

    Performance of Obligations - The Purchaser shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement.

    Opinion of Counsel - Such Vendors shall have received opinions dated the Closing Date from Canadian and United States counsel to the Purchaser and Cascade substantially in the forms thereof in Schedule 8.3.

    If any of the foregoing conditions in this Article has not been fulfilled by Closing, such Vendors may terminate this Agreement by notice in writing to the Purchaser, in which event such Vendors are released from all obligations under this Agreement. However, all, but not less than all, of such Vendors may waive compliance with any condition in whole or in part if they see fit to do so, without prejudice to their rights of termination in the event of non-fulfilment of any other condition in whole or in part or to their rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.


                                      ARTICLE 8A
                            COUPHAR'S CONDITIONS PRECEDENT

    The obligations of Couphar to complete the sale of its Vendor's Shares under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of Couphar and may be waived by it in whole or in part).

8A.1     Truth and Accuracy of Representations of the Purchaser at Closing
Time -All of the representations and warranties of each of the Purchaser and Cascade made in or pursuant to this Agreement shall be true and correct as at the Closing Time in all material respects and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and Couphar shall have received a certificate from an authorized officer of each of the Purchaser and Cascade confirming the truth and correctness of such representations and warranties.

8A.2     Performance of Obligations - The Purchaser and Cascade shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement.

8A.3     Agreements - Each of the Employment Agreement, Exchange Agreement,
Registration Rights Agreement, Refusal Agreement and Shareholders Agreement shall have been executed and delivered by the parties thereto (other than W.J. Harrison, Couphar and any of the Corporations or the Vendors).

8A.4     Allotment of Cascade Shares - Cascade shall have allotted to Couphar and shall have reserved for issuance out its unissued shares of common stock, sufficient shares to provide for the exchange in full of all of the Exchangeable Shares and such shares of Cascade common stock shall have been conditionally approved for listing on the New York Stock Exchange.

8A.5     Opinion of Counsel - Couphar shall have received opinions dated the
Closing Date from Canadian and United States counsel to the Purchaser and Cascade substantially in the forms thereof in Schedule 8A.5.

    If any of the foregoing conditions in this Article has not been fulfilled by Closing, Couphar may terminate this Agreement by notice in writing to the Purchaser, in which event Couphar shall be released from all obligations under this Agreement. However, Couphar may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

                                       ARTICLE
                            OTHER COVENANTS OF THE PARTIES

    Conduct of Business Prior to Closing - During the period from the date of this Agreement to the Closing Time, the Vendors will cause each Corporation to do the following:

         Conduct Business in the Ordinary Course - Except as otherwise contemplated or permitted by this Agreement, conduct its business in the ordinary and normal course, consistent with past practice and regular customer service and business policies and not, without the prior written consent of the Purchaser, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendors contained in this Agreement.

         Continue Insurance - Continue in force all policies of insurance maintained by it or by any Vendor for its benefit and give all notices and present claims under all insurance policies in a timely fashion.

         Perform Obligations - Comply with all Applicable Laws affecting its operations.

         Not to Cause Certain Changes - Not, other than with respect to the Proposed Acquisitions, without the prior written consent of the Purchaser, take any of the actions, do any of the things or perform any of the acts described in Sections 4.11, 4.15 and 4.22.

         Approvals - Co-operate with the Purchaser and use all commercially reasonable efforts and diligently pursue obtaining approval of The Toronto-Dominion Bank and Hart-Scott-Rodino Approval.

    Proposed Acquisitions - The terms of the Proposed Acquisitions shall be settled by the appropriate Corporations in consultation with the Purchaser and the Vendors shall cause the Corporations to provide the Purchaser with such information and documentation with respect thereto as the Purchaser may reasonably request.

    Access for Investigation - The Vendors shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time, to have free and unrestricted access during normal business hours to the premises and to all the Books and Records and to the properties and assets of the Corporations and to furnish the Purchaser with such financial and operating data and other information as the Purchaser shall from time to time reasonably request in respect of the Purchaser's due diligence investigation and the confirmation of the matters represented and warranted herein.
Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Purchaser shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of the Corporations.

    Elections - Couphar and the Purchaser shall elect in prescribed form and manner to have the provisions of subsection 85(1) of the Tax Act apply to the transfer of Couphar's Vendor's Shares and Couphar shall deliver to and file the same with Revenue Canada, Customs, Excise and Taxation within the time prescribed in accordance with the Act. Couphar shall pay any late filing fees or penalties and shall provide the Purchaser with a copy of such forms as filed. For this purpose the parties shall elect amounts in respect of such Shares equal to an amount to be determined by Couphar in accordance with the limits set out in the Tax Act. Couphar and the Purchaser shall file all necessary elections or filings under all corresponding provincial legislation to make the transfer effective on the same basis as contemplated under the Tax Act.

    Confidentiality - At all times, each of the Vendors, the Purchaser and Cascade shall keep confidential all information disclosed to it, or to a third party in connection with this transaction, by or on behalf of the other Party relating to the other Party, except information which is or becomes generally available to the public, it received from an independent third party, who had obtained the information lawfully and was under no obligation of secrecy or confidentiality, or it can show was in its possession before receipt of such information from the other Party.

    Actions to Satisfy Closing Conditions - Each of the Parties agrees to take all such actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in Articles 7, 8, 8A or 9 which are for the benefit of any other Party. W.J. Harrison hereby agrees to execute and deliver to the Purchaser and Cascade all agreements to which he is a party and which are conditions to closing in favour of the Purchaser hereunder.

    Stub Period Returns - The Purchaser shall cause to be prepared and filed on a timely basis, all Tax Returns for the Company for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. The Purchaser shall also cause to be prepared and filed on a timely basis, all Tax Returns for each of the Company for periods beginning before and ending after the Closing Date. The Vendors and the Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return of the Company for a period ending on, prior to or including the Closing Date and shall preserve such date and other information until the expiration of any applicable limitation period under any applicable law with respect to Taxes.

    Waiver and Termination - Each Vendor hereby waives compliance with all of the provisions of the Kenhar shareholders agreement made as of September 10, 1991 (the "Kenhar Shareholders Agreement") between the Vendors and Kenhar in respect of all of the transactions, agreements, covenants and obligations contemplated and created by this Agreement and the Kenhar Shareholders Agreement is hereby terminated and each of the Vendors hereby confirms and agrees that it has no rights thereunder in respect of this Agreement.

    Key Employees - Conditional upon the Closing occurring, Cascade shall determine whether the cash and bonus compensation of the Key Employees should be adjusted upward by Kenhar in order to ensure that the Key Employees are entitled to such cash and bonus compensation as is equivalent to Cascade personnel with comparable duties. To this end, the Vendors shall cause Kenhar to provide the Purchaser and Cascade with the terms of employment of the Key Employees including compensation and the particulars of their duties.

Conditional upon the Closing occurring and subject to Applicable Laws and stock exchange rules, the Key Employees will be granted options to purchase shares of common stock of Cascade on such dates as and at levels, exercise prices and other terms comparable to Cascade personnel having comparable duties. For the purposes of such grants of options, prior service with Kenhar shall be treated as service with Cascade under Cascade's stock option plan.

    Shareholders' Meeting - Cascade covenants and agrees with Harrison to present to its shareholders for approval at its next meeting to be held on May 13, 1997 (the "Meeting"), subject to the timing requirements of Applicable Law and any review by the SEC, a proposal to amend its articles of incorporation to provide for the creation of a class of shares, in respect of which one will be issued upon such approval being obtained to a voting trustee who will agree to vote such share in accordance with the instructions of the holder of the Exchangeable Shares, to which will be attached the right to the number of votes at meetings of shareholders of Cascade equal to the number of votes which would be attached to the shares of common stock into which the Exchangeable Shares then issued and outstanding (other than such shares held by Cascade or any subsidiary thereof) are exchangeable from time to time.

In connection with the preparation of proxy materials and any information circular for the Meeting, the Vendors shall cause the Corporations to cooperate with Cascade and provide in a timely manner such information (financial or otherwise) as Cascade may request in connection with the preparation of such materials for the Meeting.

    Cascade Covenant - Cascade hereby covenants and agrees with the Vendors that it shall cause the Purchaser to perform its obligations hereunder or cause the obligations of the Purchaser hereunder to be performed, including without limitation all payment obligations provided for herein.

    Harrison Covenant - W.J. Harrison hereby covenants and agrees with the Purchaser and Cascade that he shall cause Couphar to perform its obligations hereunder or cause the obligations of Couphar hereunder to be performed, including without limitation all payment obligations provided for herein.

    Purchaser's Covenant - The Purchaser shall not, without Couphar's prior written consent, make any further acquisitions of assets or businesses from arm's length third parties, it being understood and agreed that the Purchaser may acquire and own the shares of Cascade (Canada) Inc. and its subsidiary Industrial Tires Limited and its subsidiaries. In the event that the SEC "no action" letter contemplated in the Registration Rights Agreement is obtained in accordance with the terms thereof, then the obligations of the Purchaser under this section 9.13 shall terminate and no longer apply and Couphar shall consent to or vote in favour of an amendment to the articles of the Purchaser which will have the effect deleting the voting rights attaching to the Exchangeable Shares.

    Couphar Covenants - Couphar is and shall at all times while Couphar owns any Exchangeable Shares be controlled by W.J. Harrison. For the purposes of ascertaining the control of Couphar, Couphar shall provide the Purchaser with access to such corporate records with respect thereto on reasonable written notice to Couphar by the Purchaser. Couphar shall not transfer or otherwise dispose of any Exchangeable Shares to anyone other than a Member of the Immediate Family (as defined in the Refusal

Agreement) who has executed and delivered to Cascade and the Purchaser all such documentation as may be requested by either of them in order to preserve and protect the rights and benefits of the agreements to which Couphar will be a party hereunder with respect to the Exchangeable Shares.

    Opinions - Immediately following Closing the Vendors are hereby authorized to and shall instruct legal counsel in the United States, France, Italy and the UK to deliver such opinions with respect to the relevant Kenhar Subsidiaries as the Purchaser may reasonably request.

                                       ARTICLE
                                   INDEMNIFICATION

    Mutual Indemnifications for Breaches of Covenants and Warranty, etc. - Each of the Vendors hereby covenants and agrees with the Purchaser, and the Purchaser covenants and agrees with each of the Vendors (the Party or Parties so covenanting and agreeing to indemnify another Party being referred to in this Section as the "Indemnifying Party" and the Party so to be indemnified being called the "Indemnified Party") to indemnify and save harmless the Indemnified Party, on an after-tax basis, effective as and from the Closing Time, from and against all Claims which may be made or brought against the Indemnified Party or which it may suffer or incur, directly or indirectly, as a result of, arising out of or in connection with any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement. The foregoing obligation of indemnification in respect of such Claims shall be subject to:

         the limitation mentioned in Section 6.2 respecting the survival of the representations and warranties of the Parties;

         the requirement that the Indemnifying Party shall, in respect of any Claim made by any third person, be afforded an opportunity at its sole expense to resist, defend and compromise such Claim; and

         the limitations that:

                         for Claims made in connection with any representation or warranty, the Indemnifying Party (for purposes of this paragraph, Indemnifying Party shall mean the Purchaser or all of the Vendors collectively and Vendor shall include the Vendor's successors and assigns) shall not be required to pay any such amount until the aggregate of such Claims exceeds $500,000 and upon the aggregate of such Claims exceeding $500,000 the Indemnifying Party shall be required to pay the entire amount owing in respect of all of such Claims;

                        the liability of each Vendor for a Claim made by the Purchaser shall be limited to such Vendor's Proportionate Share of such Claim;

              the first $10,000,000 of Claims against the Vendors hereunder shall be satisfied and paid out from the amounts escrowed under the Escrow Agreement;

                        the liability of each Vendor to the Purchaser shall be limited to an amount equal to that portion of the Purchase Price allocated to such Vendor; and

                        the liability of the Vendors shall, in the aggregate, be limited to an amount equal to the Purchase Price.

    Objection to Claim by Indemnifying Party -

         Delivery of Objection Notice - In the event that the Indemnifying Party objects in good faith to any Claim made by the Indemnified Party, the Indemnifying Party shall so advise the Indemnified Party by delivery to the Indemnified Party of a written notice (the "Objection Notice") within 30 days after the delivery to the Indemnified Party of the Claim. The Objection Notice shall set out the reasons for the Indemnifying Party's objection as well as the amount under dispute and reasonable details of the calculation of such amount.

         Agreement of Parties - In the event that the Parties agree on a resolution of the dispute set out in the Objection Notice, the Parties shall confirm this resolution in writing and shall thereafter be bound by such resolution.

         Arbitration - In the event that the Parties are unable to settle any dispute with respect to the Claim within 30 days after the delivery by the Indemnifying Party to the Indemnified Party of the Objection Notice, the dispute shall forthwith, and in any event within 60 days after the delivery by the Indemnifying Party to the Indemnified Party of the Objection Notice, be referred to arbitration by a single arbitrator, if the Parties can agree upon one arbitrator, or otherwise by three arbitrators, of whom one shall be appointed by the Indemnified Party and one shall be appointed by a representative of the Indemnifying Party and the third shall be chosen by the first two named arbitrators. The arbitration and the appointment of the arbitrator shall, except to the extent provided for in this Section, be conducted in Toronto, Ontario in accordance with the Arbitrations Act (Ontario). The Indemnified Party and the Indemnifying Party shall cooperate in completing any arbitration as expeditiously as possible and the arbitrators may hire such experts as may appear to be appropriate. If a single arbitrator is used, all of the costs and expenses of the arbitration shall be borne equally by the Parties or in such other manner as the arbitrator may determine to be appropriate. If three arbitrators are used the costs and expenses of the third arbitrator and of any experts engaged by such arbitrator shall be borne equally by the Parties and each Party shall pay the costs and expenses of the arbitrator appointed by it. Arbitration under this Section shall be in substitution for and precludes the bringing of any action in any court in connection with any objection made by the Indemnified Party pursuant to this Section unless otherwise agreed to by the Parties, it being understood that the Parties may agree to mediation or to resort to the courts.

         Determination of Arbitrator - The determination of the arbitrator(s) shall be made within 30 days after the date on which the dispute was referred to them and the determination of the arbitrator(s) shall be final and binding on all Parties unless otherwise agreed to by the Parties.

         Payment in Accordance with Determination - Within 5 days after resolution, by agreement of the Parties, of the dispute which was the subject of the Objection Notice or, failing such resolution, within 5 days after the final determination of the arbitration, the Indemnifying Party shall pay to the Indemnified Party by wire transfer, certified cheque or bank draft the amount of the Claim determined as a result of such resolution or final determination, it being understood that the first $10,000,000 shall be paid out of the amounts escrowed under the Escrow Agreement in respect of which payment the Vendors shall execute and deliver the appropriate direction thereunder to give effect hereto and thereto.

    Indemnification Procedures for Third Party Claims -

         In the case of claims or demands or other actions taken or made by a third party with respect to which indemnification is sought, the Party seeking indemnification shall give prompt written notice, and in any event within 20 days, to the other Party of any such claims or demands made upon it, provided that in the event of a failure to give such notice, such failure shall not preclude the Party seeking indemnification to obtain such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defense of the claim or demand or increased the amount of liability or cost of defense and provided that, notwithstanding anything else herein contained, no claim for indemnity in respect of the breach of any representation or warranty contained herein may be made unless notice of such claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 6.2.

         The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in subsection (a) to assume the control of the defense, compromise or settlement of the claim or demand, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that claim or demand.

         Upon the assumption of control of any claim or demand by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the claim or demand at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any claim or demand at its own expense.

         Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in subsection (b), the Indemnified Party shall be entitled to make such settlement of the claim or demand as in its sole discretion may appear advisable, and such settlement or any other final determination of the claim or demand shall be binding upon the Indemnifying Party.

                                       ARTICLE
                                       GENERAL

    Public Notices - All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Vendors and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except where required to do so by law or by the applicable regulations or policies of any provincial, state or federal or other regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Party is not practicable.

    Expenses - Each of the Parties shall pay their respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Purchased Shares and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this

Agreement and any other costs and expenses incurred. In particular, the Vendors shall be responsible for any fees and expenses of any broker or investment advisor retained in connection with the sale of the Purchased Shares and such fees and expenses shall not constitute an obligation of the Company or the Purchaser. The Purchaser on the one hand and the Vendors on the other shall equally share the fees and expenses of the Deposit Agent and the Escrow Agent.

    Notices - Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Section referred to as a "Notice") shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

         in the case of a Notice to the Vendors or W.J. Harrison or any of them at:

    prior to Closing:

              c/o Kenhar Corporation
              P.O. Box 1508
              Guelph, Ontario
              N1H 6N9

              Telecopier:  (519) 763-4714

    after Closing:

              Couphar Ltd.
              c/o W. J. Harrison
              Kenhar Corporation
              P.O. Box 1508
              Guelph, Ontario N1H 6N9

              Telecopier:  (519) 763-4714

              Balyrobe Ltd.
              c/o S. R. Snyder
              R. R. #6
              Guelph, Ontario N1H 6J3

              Telecopier:    c/o Kenhar Corporation
                        (519) 763-4714

              879185 Ontario Inc.
              c/o G. M. Tatham

              53 Lynwood Drive
              Guelph, Ontario N1G 2V8

              Telecopier:    (519) 821-6288

              568745 Ontario Inc.
              c/o S. F. Rea
              34 Waverley Drive
              Guelph, Ontario N1E 6C8

              Telecopier:    (519) 763-0183

              James E. Britton
              Private & Confidential
              218 Speedvale Avenue E.
              Guelph, Ontario N1E 1M7

              Telecopier:    (519) 824-7119

              Advise Sharon at (519) 824-7110 if confidential

              Penfund Partners and Company, Limited Partnership
              145 King Street West
              Toronto, Ontario M5H 1J8

              Attention:     G.M. McGrath

              Telecopier:    (416) 364-4149

              Bantor Company
              TD Capital Group Limited
              20th Floor, Ernst & Young Tower
              222 Bay Street, P.O.Box 1
              Toronto, Ontario M5K 1A2

              Attention:      Mr. Stephen Dent

              Telecopier:    (416) 982-5045


         with a copy to:

              Aird & Berlis
              BCE Place, 181 Bay Street

              Suite 1800
              Toronto, Ontario
              M5K 1E7

              Attention:     J.P. Dawson

              Fax:      (416) 364-4916

         in the case of a Notice to the Purchaser or Cascade at:

              c/o Cascade Corporation
              2020 SW 4th Avenue
              Suite 600
              Portland, Oregon
              U.S.A.  97201

              Attention:     Executive Vice President

              Fax: (503) 274-1705

         with a copy to:

                             Osler, Hoskin & Harcourt
              Suite 6600
              1 First Canadian Place
              Toronto, ON M5X 1B8

              Attention:       Andrew W. Aziz

              Fax:  (416) 862-6666

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

    Assignment - The Purchaser shall be entitled, upon giving written notice to the Vendors at any time not less than 10 days prior to the Closing Time, to assign all or a portion of its rights and obligations under this Agreement to any Affiliate of the Purchaser. In such case, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of the Purchaser under this Agreement, and any reference to the Purchaser in this Agreement shall be deemed to refer to such assignee. In the event of such an assignment, the Vendors and such assignee shall execute an agreement confirming such assignment and such assumption of obligations shall be on the basis that no such assignment shall release the Purchaser from liability for its obligations as purchaser of the Purchased Shares under this Agreement. Except as hereinbefore provided, neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

    Further Assurances - The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

    Language - The Parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les parties aux presentes confirment leur volonte que cette convention, de meme que tous les documents, y compris tous avis, cedules et autorisations s'y rattachant, soient rediges en anglais seulement.

    Counterparts - This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF the Parties have duly executed this Agreement.


                             COUPHAR LTD.



                             By:


                             BALYROBE LTD.


                             By:


                             879185 ONTARIO INC.


                             By:


                             568745 ONTARIO INC.


                             By:


                             JAMES E. BRITTON (in trust)


                             By:


                             PENFUND PARTNERS AND COMPANY,
                             LIMITED PARTNERSHIP by its general
                             partner PENFUND PARTNERS INC.


                             By:

                             BANTOR COMPANY



                             By:


                            )
                            )
                            )
Witness                     )     W.J. HARRISON


                             KENHAR CORPORATION


                             By:

                             CASCADE (CANADA) HOLDINGS INC.


                             By:


                             By:


                             CASCADE CORPORATION


                             By:


                             By: